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                                                                    EXHIBIT 99.5

                                              EFFECTIVE DATE:  SEPTEMBER 8, 2000


                              CISCO SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT

Dear<<Name>>:

As you know, on September 8, 2000 (the "Closing Date") Cisco Systems, Inc. ("Cisco") acquired NuSpeed, Inc. ("NuSpeed") (the "Acquisition"). In the Acquisition, each share of NuSpeed common stock was exchanged for 0.61747658 of a share of Cisco common stock (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options to purchase shares of NuSpeed common stock granted to you under the NuSpeed 2000 Stock Incentive Plan (the "Plan") and documented with a Stock Option Agreement(s) and any amendment(s) or waiver(s) thereto (collectively, the "Option Agreement") issued to you under the Plan (the "NuSpeed Options"). In accordance with the Acquisition, on the Closing Date Cisco assumed all obligations of NuSpeed under the NuSpeed Options. This Agreement evidences the assumption of the NuSpeed Options, including the necessary adjustments to the NuSpeed Options required by the Acquisition.

Your NuSpeed Options immediately before and after the Acquisition are as follows:

-------------------------------------------------------------------------------------------------------
                  NUSPEED STOCK OPTIONS                                  CISCO ASSUMED OPTIONS
-------------------------------------------------------------------------------------------------------
# Shares of NuSpeed         NuSpeed Exercise Price       # of Shares of Cisco      Cisco Exercise Price
   Common Stock                   Per Share                  Common Stock               Per Share
-------------------------------------------------------------------------------------------------------
     <<Option>>                   <<Price>>                <<Outstanding>>             <<ExPrice>>
-------------------------------------------------------------------------------------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed NuSpeed Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Cisco, (ii) to "Stock," "Common Stock" or "Shares" means shares of Cisco Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Cisco and
(iv) to the "Committee" means the Compensation Committee of the Cisco Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of NuSpeed will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary. To the extent the Option Agreement allowed you to deliver shares of NuSpeed common stock as payment for the exercise price, shares of Cisco common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as NuSpeed Stock prior to the Acquisition will be taken into account.

In accordance with the terms of your Option Agreement, your NuSpeed Option became fully vested and exercisable upon the close of the Acquisition. The grant date and the expiration date of your assumed NuSpeed Options remain the same as set forth in your Option


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Agreement. All other provisions which govern either the exercise or the termination of the assumed NuSpeed Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Cisco Stock. Upon your termination of employment with Cisco you will have the limited time period specified in your Option Agreement to exercise your assumed NuSpeed Option to the extent vested and outstanding at the time, generally a ninety (90) day period, after which time your NuSpeed Options will expire and NOT be exercisable for Cisco Stock.

To exercise your assumed NuSpeed Option, you must deliver to Cisco (i) a written notice of exercise for the number of shares of Cisco Stock you want to purchase,
(ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Cisco at the following address:

                                      Cisco Systems, Inc.
                                      170 West Tasman Drive
                                      SJ-11-3
                                      San Jose, CA 95134
                                      Attention:  Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Cisco's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan, and such terms may be different from the terms of your assumed NuSpeed Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed Agreement is received by Cisco's Stock Administration Department your Cisco account will not be activated. If you have any questions regarding this Agreement or your assumed NuSpeed Options, please contact Kathy Zwern at 408-526-8045.

                                       CISCO SYSTEMS, INC.

                                       By: /s/ Larry R. Carter
                                           ----------------------------------
                                           Larry R. Carter
                                           Corporate Secretary


                                 ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her NuSpeed Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED: __________________, 2000         ________________________________________
                                             <<Name>>, OPTIONEE



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